Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-131152 of Hawaiian Telcom Communications, Inc. (the “Company”) on Form S-4 of our report dated March 29, 2006, related to the consolidated financial statements of the Company as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and the period from May 21, 2004 (date of inception) to December 31, 2004, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” and “Selected Historical Financial Information” in such prospectus.

/S/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

March 29, 2006